Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184998

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT

DATED SEPTEMBER 13, 2013 TO PROSPECTUS DATED MAY 1, 2013

AUGUST 2013 PERFORMANCE UPDATE

	August 2013	Year to Date	Total NAV 08/31/2013	NAV per Unit 08/31/2013
Series A	-2.61%	5.79%	$14,537,240	$1,195.97
Series B	-2.94%	9.90%	$16,316,654	$1,251.37

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GREEN, L.P. – SERIES A

AUGUST 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended August 31, 2013)

STATEMENT OF INCOME

AUGUST 2013
Investment income, interest	$(111)

Expenses
Management fee	22,543
Ongoing offering expenses	12,185
Operating expenses	1,828
Selling Commissions	48,742
Other expenses	255
Incentive fee	—
Brokerage commissions	15,749

Total expenses	101,302

Net investment gain (loss)	(101,413)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(116,986)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(171,527)

Net gain (loss) on investments	(288,514)

Net increase (decrease) in net assets from operations	$(389,927)

STATEMENT OF CHANGES IN NET ASSET VALUE

AUGUST 2013
Net assets, beginning of period	$15,438,243

Net increase (decrease) in net assets from operations	(389,927)

Capital share transactions
Issuance of shares	44,363
Redemption of shares	(555,439)

Net increase (decrease) in net assets from capital share transactions	(511,076)

Net increase (decrease) in net assets	(901,003)

Net assets, end of period	$14,537,240
NAV Per Unit, end of period	$1,195.97

SUPERFUND GREEN, L.P. – SERIES B

AUGUST 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended August 31, 2013)

STATEMENT OF INCOME

AUGUST 2013
Investment income, interest	$(244)

Expenses
Management fee	25,303
Ongoing offering expenses	13,677
Operating expenses	2,052
Selling Commissions	54,708
Other expenses	272
Incentive fee	—
Brokerage commissions	26,985

Total expenses	122,997

Net investment gain (loss)	(123,241)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(175,230)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(195,857)

Net gain (loss) on investments	(371,087)

Net increase (decrease) in net assets from operations	$(494,329)

STATEMENT OF CHANGE IN NET ASSET VALUE

AUGUST 2013
Net assets, beginning of period	$17,047,782

Net increase (decrease) in net assets from operations	(494,329)

Capital share transactions
Issuance of shares	54,134
Redemption of shares	(290,934)

Net increase (decrease) in net assets from capital share transactions	(236,800)

Net increase (decrease) in net assets	(731,129)

Net assets, end of period	$16,316,654
NAV Per Unit, end of period	$1,251.37

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.